Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter Results

    BUFFALO, N.Y.--(BUSINESS WIRE)--Feb. 18, 2004--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust
(REIT), reported operating results for the quarter and year ended December 31, 2003.
    Funds from operations for the quarter were $9.3 million or $.66 per fully diluted common share compared to $9.0 million or $.69 per fully diluted share for the quarter ended December 31, 2002. Net income available to common shareholders for the fourth quarter of 2003 was $5.0 million or $.35 per diluted share, compared to $4.9 million or $.37 per diluted share for the same period last year. Improved occupancies and revenue growth were offset by dilution resulting from paying down line of credit debt with the proceeds of the Company's Series C Preferred Stock issuance, higher operating costs, and higher interest expense associated with a recently completed financing transaction.
    David Rogers, the Company's Chief Financial Officer, commented, "even though we showed a three cent decrease in funds from operations from last year's 4th quarter, we experienced excellent operating results. The decrease in earnings is the cost of strengthening our balance sheet, increasing our borrowing capacity and locking the interest rate on virtually all of our outstanding debt. As a result of these efforts, we are now in a position to add significantly to our portfolio while maintaining a conservative capital structure."

    OPERATIONS:

    Total Company net operating income for the fourth quarter grew 8.0% compared with the same quarter in 2002 to $18.9 million. This growth was the result of improved operating performance and additional stores acquired in late 2002 and in 2003. Overall occupancy was 84% and average rent per square foot for the portfolio was $8.94.
    Revenues at the 260 facilities in the Company's same store portfolio increased 5.3% over the fourth quarter of 2002. A 3.2% increase in rental rates and a 150 basis point increase in average occupancy during the quarter contributed to the revenue growth. Increased health care and insurance costs and expenses associated with the Uncle Bob's truck program caused same store operating expenses to increase by 7.5%; net operating income on a same store basis showed 4.2% growth to $19.1 million.
    For the full year, the Company enjoyed a 5.8% increase in total revenues, generated by a 1.1% increase in occupancy, a 3.3% increase in rental rates, and a $671,000 (or 35%) increase in other income. Most of the increase in other income resulted from truck rental revenues and insurance sales. The Company's year to date costs increased by 12.3%, primarily because of increasing personnel costs, higher property taxes and expenses associated with the roll out of Uncle Bob's trucks. As a result of all of the above, same store net operating income for the 241 stores that were operated by the Company for all of 2002 and 2003 increased by 2.7%.
    During the quarter, the Company continued to advance its revenue initiatives. The Dri-guard humidity control system was installed at 4 more stores and expanded at 1 other; it is now featured at 58 facilities. A total of 158 stores now provide free use of an Uncle Bob's Truck to make it easier for customers to move into their spaces. The Company's call center has become fully operational as an integrated sales and reservation system. All calls to the 266 Uncle Bob's stores are routed to the Customer Care Center, where operators serve as leasing agents for over 135,000 rental spaces.
    Strong performance was shown at the Company's stores throughout the Virginia, Florida, North Carolina, and New York markets, while some of the Ohio and New England stores experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    As previously announced, the Company acquired a store in Dallas, TX at a cost of $4.5 million on October 1, 2003. The Company now has 16 stores in the Dallas metro area.

    CAPITAL TRANSACTIONS:

    The Company entered into three previously announced financing transactions to increase its credit capacity and extend the maturities on its outstanding debt. The Company has issued $100 million of 10 year notes with an effective interest rate of 6.3%, $100 million of 5 year notes at LIBOR plus 150bp, and has negotiated a $75 million credit facility (expandable to $100 million) at LIBOR plus 137.5bp. At December 31, 2003, the Company had interest rate swap contracts in place on all of its variable rate debt, and had $9 million outstanding on its line of credit.
    During the quarter, the Company issued 597,335 shares through its dividend reinvestment program, share purchase plan and employee option plan. A total of $19.3 million was received, some of which was used to fund the acquisition of the aforementioned Dallas store.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions, but did not acquire any shares in the quarter ended December 31, 2003.
    The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated.

    YEAR 2004 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, but believes that growth in net operating income on a same store basis will be moderate. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company will invest $4 to $5 million of capital expenditures.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is forecasting acquisitions of $40 million in 2004, net of dispositions.
    All of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 1.38%.
    The Company has the ability to retire its Series B 9.85% Preferred stock ($30,000,000) after July 31, 2004. Should current market conditions remain the same, it is likely the Company would choose to call this issue. The below stated guidance has not taken this retirement into consideration.
    Management expects funds from operations for 2004 to be between $2.74 and $2.78 per share. Funds from operations for the first quarter of 2004 are expected to be adversely affected by the sale of up to three properties, and are projected at between $.62 and $.64 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully implement its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 11:00 a.m. Eastern Standard Time on Thursday, February 19, 2004. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 266 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Investor Relations at (716) 633-1850 or visit the Company's Web site.




                       SOVRAN SELF STORAGE, INC.
COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1)
(unaudited)
                                   October 1, 2003     October 1, 2002
                                           to                 to
                                  December 31, 2003  December 31, 2002
(dollars in thousands,           ------------------  -----------------
 except per share data)

Net income                                  $7,163             $6,710
Minority interest in income                    417                388
Depreciation of real estate and amortization
 of intangible assets exclusive of
 deferred financing fees                     4,560              4,459
Depreciation and amortization from
  unconsolidated joint ventures                122                 20
Preferred dividends                         (2,205)            (1,827)
Funds from operations allocable to minority
 interest in Operating Partnership            (368)              (379)
Funds from operations allocable to
  minority interest in Locke Sovran II, LLC   (372)              (323)
                                         -----------         ---------
Funds from operations available to common
  shareholders                               9,317              9,048
FFO per share - diluted                      $0.66              $0.69

                                   January 1, 2003     January 1, 2002
                                           to                  to
(dollars in thousands,           December 31, 2003   December 31, 2002
 except per share data)         ------------------   -----------------

Net income                                 $28,423            $26,301
Minority interest in income                  1,790              1,990
Depreciation of real estate and amortization
 of intangible of intangible assets
 exclusive of deferred                      18,149             16,497
Depreciation and amortization from
  unconsolidated joint ventures                460                400
Write-off of unamortized financing fees        713                  -
Preferred dividends                         (8,818)            (4,863)
Funds from operations allocable to
  minority interest in Operating
  Partnership                               (1,563)            (1,647)
Funds from operations allocable to
  minority interest in Locke Sovran II, LLC (1,539)            (1,645)
                                          ---------          ---------
Funds from operations available to common
  shareholders                              37,615             37,033
FFO per share - diluted                      $2.79              $2.88


(1) The Company believes that Funds from Operations ("FFO") provides relevant and meaningful information about its operating performance that is necessary, along with net earnings and cash flows, for an understanding of its operating results. Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.





BALANCE SHEET DATA


                                                    December  December
(dollars in thousands)                              31, 2003  31, 2002
--------------------------------------------------- -------- ---------
Assets
  Investment in storage facilities:
     Land                                           $136,424 $132,853
     Building and equipment                          603,412  577,988
                                                    ------------------
                                                     739,836  710,841
     Less: accumulated depreciation                  (92,498) (75,344)
                                                    ------------------
  Investments in storage facilities, net             647,338  635,497
  Cash and cash equivalents                           20,101    2,063
  Accounts receivable                                  1,641    1,785
  Receivable from related parties                         95       98
  Notes receivable from joint ventures                 2,133    2,023
  Investment in joint ventures                         2,926    3,386
  Prepaid expenses                                     3,144    2,719
  Other assets                                         6,079    4,766
                                                    ------------------
     Total Assets                                   $683,457 $652,337
                                                    ==================

Liabilities
  Line of credit                                      $9,000 $128,000
  Term note                                          200,000   75,000
  Accounts payable and accrued liabilities            10,387    5,024
  Deferred revenue                                     3,498    3,468
  Fair value of interest rate swap agreements          7,580   10,020
  Accrued dividends                                    8,592    7,791
  Capital lease obligations                                -    1,933
  Mortgage payable                                    46,819   47,519
                                                    ------------------
     Total Liabilities                               285,876  278,755

  Minority interest - Operating Partnership           13,671   14,277
  Minority interest - Locke Sovran II, LLC            15,713   16,531

Shareholders' Equity
  9.85% Series B Cumulative Preferred Stock           28,585   28,585
  8.375% Series C Convertible Cumulative Preferred
   Stock                                              67,129   67,129
  Common stock                                           154      140
  Additional paid-in capital                         356,875  317,423
  Unearned restricted stock                           (1,722)  (2,134)
  Dividends in excess of net income                  (48,069) (35,124)
  Accumulated other comprehensive loss                (7,580) (10,020)
  Treasury stock at cost                             (27,175) (23,225)
                                                    ------------------
     Total Shareholders' Equity                      368,197  342,774
                                                    ------------------

  Total Liabilities and Shareholders' Equity        $683,457 $652,337
                                                    ==================




CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                   October 1, 2003    October 1, 2002
                                          to                  to
(dollars in thousands,           December 31, 2003   December 31, 2002
except per share data)          ------------------   -----------------

Revenues:
  Rental income                            $28,158            $25,826
  Other operating income                       837                722
                                        ----------          ----------
     Total operating revenues               28,995             26,548

Expenses:
  Property operations and maintenance        7,666              6,745
  Real estate taxes                          2,415              2,292
  General and administrative                 2,441              2,310
  Depreciation and amortization              4,810              4,691
                                        ----------          ----------
     Total operating expenses               17,332             16,038
                                        ----------          ----------

Income from operations                      11,663             10,510

Other income (expense)
  Interest expense                          (4,400)            (3,542)
  Interest income                              228                 98
  Minority interest - Operating Partnership   (283)              (287)
  Minority interest - consolidated joint
   venture                                    (134)              (101)
  Equity in income of joint ventures            89                 32
                                        -----------         ----------

Net income                                   7,163              6,710
  Preferred stock dividends                 (2,205)            (1,827)
                                        -----------         ----------
Net income available to
 common shareholders                        $4,958             $4,883
                                        ===========         ==========
Per Common Share:
Earnings per common share - basic            $0.36              $0.37
                                        ===========         ==========
Earnings per common share - diluted          $0.35              $0.37
                                        ===========         ==========

Common shares used in basic
    earnings per share calculation      13,925,050         13,063,909

Common shares used in diluted
    earnings per share calculation      14,090,804         13,181,157

Dividends declared per common share        $0.6025            $0.6000
                                        ===========         ==========





                                   January 1, 2003     January 1, 2002
                                           to                 to
                                 December 31, 2003   December 31, 2002
(dollars in thousands,          ------------------   -----------------
except per share data)

Revenues:
  Rental income                           $110,223            $99,987
  Other operating income                     2,938              2,154
                                       ------------        -----------
     Total operating revenues              113,161            102,141

Expenses:
  Property operations and maintenance       29,021             24,284
  Real estate taxes                         10,118              9,265
  General and administrative                 9,616              8,586
  Depreciation and amortization             18,980             17,392
                                       ------------        -----------
     Total operating expenses               67,735             59,527
                                       ------------        -----------

Income from operations                      45,426             42,614

Other income (expense)
  Interest expense                         (15,225)           (14,664)
  Interest income                              539                356
  Write-off of unamortized financing fees     (713)                 -
  Minority interest -
   Operating Partnership                    (1,176)            (1,180)
  Minority interest - consolidated joint
   venture                                    (614)              (810)
  Equity in income (losses) of joint ventures  186                (15)
                                       ------------        -----------

Net income                                  28,423             26,301
  Preferred stock dividends                 (8,818)            (5,093)
                                       ------------        -----------
Net income available to
 common shareholders                       $19,605            $21,208
                                       ============         ==========

Per Common Share:
Earnings per common share - basic            $1.47              $1.66
                                       ============         ==========
Earnings per common share - diluted          $1.46              $1.64
                                       ============         ==========

Common shares used in basic
    earnings per share calculation      13,345,517         12,765,916

Common shares used in diluted
    earnings per share calculation      13,473,369         12,944,701

Dividends declared per common share        $2.4100            $2.3800
                                       ============         ==========


QUARTERLY SAME STORE DATA (2)       October 1,  October 1,
                                      2003        2002
                                       to          to       Percentage
(dollars in thousands)             December 31, December 31,   Change
                                       2003        2002
                                   -----------------------------------

Revenues:
  Rental income                        $28,575   $27,183        5.1%
  Other operating income                   787       692       13.7%
                                   -----------------------------------
     Total operating revenues           29,362    27,875        5.3%

Expenses:
  Property operations, maintenance,
   and real estate taxes                10,258     9,546        7.5%
                                    ----------------------------------

Operating income                       $19,104   $18,329        4.2%

(2) Includes the 260 stores owned and/or managed by the Company for the entire periods presented.

ANNUAL SAME STORE DATA (3)         January 1,  January 1,
                                     2003        2002
                                      to          to        Percentage
(dollars in thousands)             December 31, December 31,   Change
                                      2003        2002
                                   -----------------------------------

Revenues:
  Rental income                       $104,307   $99,070        5.3%
  Other operating income                 2,612     1,941       34.6%
                                   -----------------------------------
     Total operating revenues          106,919   101,011        5.8%

Expenses:
  Property operations, maintenance,
   and real estate taxes                36,987    32,949       12.3%
                                   -----------------------------------

Operating income                       $69,932   $68,062        2.7%

(3) Includes the 241 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the year ended December 31, 2003:



Beginning balance                               $710,841
  Property acquisitions                           11,007
  Improvements and equipment additions:
      Dri-guard humidity control
       installations                               3,757
      Expansions                                   5,607
      Roofing, paving, painting, and
       equipment                                   7,207
      Rental trucks                                1,529
  Dispositions                                      (112)
                                              -----------
Storage facilities at cost at period end        $739,836
                                              ===========


                                            December 31,  December 31,
                                                 2003         2002
                                              ------------------------

Common shares outstanding at December 31      14,259,863  13,055,107

Operating Partnership Units outstanding at
 December 31                                     540,745     557,175

    CONTACT: Sovran Self Storage, Inc.
             David Rogers or Diane Piegza, 716-633-1850